Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SureWest Communications Employee Stock Ownership Plan of Consolidated Communications Holdings, Inc. of our reports dated March 5, 2012, with respect to the consolidated financial statements and schedule of Consolidated Communications Holdings, Inc. and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission for the registration of 250,000 shares of its common stock.

Ernst & Young LLP

St. Louis, Missouri
July 9, 2012